EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2013, with respect to the consolidated financial statements included in the Annual Report of USA Truck, Inc. on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of USA Truck, Inc. on Forms S-8 (333-40317, effective November 14, 1997, and 333-117856, effective August 2, 2004) and on Form S-3 (File No. 333-167053, effective May 24, 2010).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 22, 2013